Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael Carrel	Nancy A. Johnson/Marian Briggs
(952) 487-9500	(612) 455-1700
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES RENEWS MARKETING AND DISTRIBUTION AGREEMENT

WITH TOSHIBA MEDICAL SYSTEMS CORPORATION

New Contract Extends Through 2006

Minneapolis, March 31, 2005—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization software, and Toshiba Medical Systems Corporation (Toshiba), headquartered in Tochigi, Japan, have agreed to renew their U.S. and international marketing and distribution agreement for two years, through 2006.  As under the previous agreement, Toshiba will offer Vital Images’ Vitrea® 2 software through its subsidiaries and distributors in more than 50 nations in North and South America, Europe, the Middle East, Africa, Australia and Asia, except Japan.  Since 2000, Toshiba has been providing Vitrea software as the advanced visualization and analysis software of choice to customers purchasing Toshiba’s Aquilion™ and other CT scanners.

“Vital Images and Toshiba have enjoyed a very successful partnership for five years, and we’re pleased to extend our agreement,” said Jay D. Miller, president and chief executive officer of Vital Images.  “As part of our renewed alliance, we will collaborate more on joint product development, especially in the rapidly expanding cardiac market.”

“As physicians increasingly use scanners that produce an enormous volume of images per study, fast and easy-to-use advanced visualization software is needed to optimize workflow and clinical benefits,” said Toshihiro Rifu, general manager CT systems division, Toshiba Medical Systems Corporation.  “Vitrea and Aquilion complement each other perfectly, and we look forward to working even more closely with the Vital Images team.”

About Toshiba Medical Systems Corporation

Toshiba Medical Systems Corporation is one of the world’s leading diagnostic imaging manufacturers.  The expanding Toshiba Medical Systems Group operates in more than 80 countries with the goal of establishing a strong global business while lending strong support to the advancement of medicine worldwide.  The company’s vision is to provide solutions to the medical profession that help save patients’ lives while offering reliable products with a long service life.  Press releases, examples of their medical solutions and other corporate information are available on Toshiba Corporation’s Web site at www.toshiba.com.

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Vitrea 2

Vitrea 2 is Vital Images’ advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 software features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy, and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at

www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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